March 7, 2007

The Audit Committee SiriComm, Inc.

4710 E. 32”d Street

Joplin, MO 64804-4411

Gentlemen:

This is to notify you that BKD, LLP hereby resigns as the independent registered public accounting fine (auditor) for SiriComm, Inc. effective immediately.

Sincerely,

BKD, LLP

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